EXHIBIT 10.6


CONFIDENTIAL MATERIALS HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.



                              CO-LOCATION AGREEMENT


This CO-LOCATION AGREEMENT (the "AGREEMENT") is made and entered into as of September 28, 2001 (the "EFFECTIVE DATE"), by and between SAVVIS COMMUNICATIONS CORPORATION, a Missouri corporation ("SAVVIS"), and Reuters America Inc, a Delaware corporation ("CUSTOMER").


BACKGROUND

(A) SAVVIS has a leasehold interest in a certain data center building located at 587 McDonnell Boulevard, Hazelwood, Missouri on the land described in Exhibit A attached hereto (the "PREMISES"), which is suitable for the placement and operation of telecommunications equipment (the "EQUIPMENT");

(B) Customer desires access to and certain rights of use with respect to the Premises for the purpose of placing Equipment, racks and certain associated cabling and related space requirements; and

(C) SAVVIS desires to grant Customer a license to occupy or use portions of the Premises upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:


1.       DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"ADDITIONAL SPACE" means any space requested by Customer from SAVVIS pursuant to the provisions of Section 3.5 of this Agreement;

"ADJUSTMENT DATE" shall have the meaning set out in Section 4.2 of this Agreement;

"AUDIT" shall have the meaning set out in Section 4.6 of this Agreement;

"BUSINESS DAY" means a day (other than Saturday or Sunday) on which commercial banks are open for business in the City of London, England and in the City of New York, USA.

"CONFIDENTIAL INFORMATION" means in respect of a party, information which has a commercial value in the business of the party and is reasonably maintained in confidence by the party, and shall include, without limitation, know-how, processes, ideas, inventions (whether or not patentable), formulas, algorithms, computer programs, databases, technical drawings, designs, circuits, layouts, interfaces, materials, schematics, names and information about the expertise of employees or consultants, customer lists, other technical, business, financial, customer and product development plans, supplier information, forecasts, strategies and the like.

"CUSTOMER EQUIPMENT" means the Equipment of the Customer located at the Premises from time to time.

"CUSTOMER GROUP" means Reuters and its direct and indirect subsidiaries and any holding company and any subsidiaries of such holding company from time to time, together with such entities as are from time to time operating as authorized distributors of Reuters in territories due to the local law not permitting Reuters to operate through a subsidiary in those territories. For the purpose of this definition a company is a "subsidiary" of a "holding company" (including where appropriate Reuters) if that holding company owns, directly or indirectly, at least fifty per cent (50%) of the voting stock of that company or otherwise has the right to exercise control over the management and affairs of such company.

"EFFECTIVE DATE" shall have the meaning set forth in the preamble to this Agreement.

"EQUIPMENT" shall have the meaning set forth in the recitals to this Agreement.

"INITIAL TERM" shall have the meaning set forth in Section 3.1 of this Agreement;

"MONTHLY FEE" shall have the meaning set forth in Section 4.1 of this Agreement;

"NETWORK SERVICES AGREEMENT" or "NSA" means that certain Network Services Agreement, dated as of the date hereof, between SAVVIS Communications Corporation, a Delaware corporation, and Reuters Limited, a company incorporated in England, pursuant to which SAVVIS Communications Corporation and the SAVVIS Group provide certain network services to the Reuters Group.

"RENEWAL TERM" shall have the meaning set forth in Section 3.1 of this Agreement.

"SAVVIS Group" means SAVVIS Communications Corporation and any direct and indirect subsidiaries thereof from time to time, together with such entities as are from time to time operating as authorized distributors of SAVVIS in territories due to the local law not permitting SAVVIS Communications Corporation to operate through a subsidiary in those territories. For the purpose of this definition a company is a "subsidiary" of SAVVIS Communications Corporation if it owns, directly or indirectly, at least fifty per cent (50%) of the voting stock of that company or otherwise has the right to exercise control over the management and affairs of such company.

"SERVICES" means the services to be performed by SAVVIS as more particularly set out in Exhibit B to this Agreement.

"SPACE" means such space as agreed by SAVVIS and the Customer from time to time in accordance with this Agreement and more particularly set out Exhibit A, including any Additional Space.

"Term" shall have the meaning set forth in Section 3.1 of this Agreement.

2.       SERVICES PROVIDED, LICENSE TO OCCUPY AND PERMISSIBLE USE OF THE
         PREMISES

2.1 SAVVIS hereby grants to Customer a license, subject to the terms and conditions contained herein, to use the Space in the Premises as delineated on Exhibit A attached hereto with respect to which Customer shall have the rights as set forth in this Agreement. The Space shall be utilized by the Customer only for location of the Customer Equipment, related activities and as agreed between the parties pursuant to this Agreement.

2.2 In connection with the Space made available hereunder, SAVVIS shall perform the Services at no additional charge to Customer, except as otherwise specifically provided on Exhibit B. However, Customer shall be required to maintain the Space in an orderly manner and shall be responsible for the removal of trash, packing, cartons, and similar debris from the Space. In addition, Customer shall not cause the condition of the Space to become unsafe, as determined by any reasonable standards established by SAVVIS or as required by applicable law.

2.3 Customer shall have access to the Space at any time on any date; provided, however, Customer shall be required to comply with such reasonable security requirements as SAVVIS shall from time to time notify the Customer in advance with respect to entry on the Premises. SAVVIS shall provide Customer with any documents, cards or other items necessary to permit Customer unfettered access in compliance with any such security requirements.

2.4 Customer acknowledges that it has been granted only a license (subject to the terms and conditions contained herein) to occupy the Space and that Customer has not been granted any real property interest in the Space.

2.5 Notwithstanding the provisions of Section 2.4 above, Customer shall, with SAVVIS' prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, be entitled to grant a sublicense of the Space to a third party on substantially the same terms and conditions as this Agreement, except that any fees collected by Customer from any sublicense of the Space to a third party shall not be materially different from the fees collected by SAVVIS from third parties for comparable volume and term. Customer acknowledges that SAVVIS may reasonably withhold consent to the sublicense by Customer of the Space to the direct competitors of SAVVIS listed on Exhibit C attached hereto, as such exhibit may be amended from time to time in accordance with the Change Control Procedure set forth in Schedule 7.3 to the Network Services Agreement. Customer may without limitation provide services to its customers, which services include the Space, bundled with Customer's own services.

3.       TERM OF AGREEMENT, RENEWAL, RIGHT OF FIRST REFUSAL

3.1 This Agreement shall take effect from the Effective Date and shall continue for a period of five (5) years (the "INITIAL TERM"). Thereafter, this Agreement may be renewed by Reuters, in its sole discretion, for additional one year periods (each, a "RENEWAL TERM") by giving SAVVIS not less than one hundred and eighty (180) days prior written notice, to expire on the next anniversary of the Effective Date (together with the Initial Term, the "TERM"). Notwithstanding the foregoing, this Agreement shall terminate concurrently with the termination of the Network Services Agreement. This Section 3.1 shall be subject to the provisions of Section 6 hereof.

3.2 Notwithstanding anything to the contrary set forth in this Agreement (including, without limitation, Section 2.4 hereof), any purchaser or successor in interest to SAVVIS including, without limitation, SAVVIS itself, if any of the options under SAVVIS' lease for the Premises are exercised, of the Premises shall take the Premises subject to this Agreement and the rights and obligations hereunder.

3.3 Nothing contained in this Agreement shall prohibit Customer from seeking any relief or remedy against the condemning authority in the event of an eminent domain proceeding or condemnation that affects the Space.

3.4 At such times as SAVVIS has commitments for the purchase of 1000 racks and 1,500 racks respectively, including Customer's forecasted requirement for approximately [**] racks hereunder, SAVVIS shall notify Customer and Customer shall thereafter have forty-five (45) days from the date of receipt of SAVVIS' notice to purchase as many additional racks as Customer desires at SAVVIS' then current rates, as such rates are offered to other customers for comparable volume and term, or as otherwise may be mutually agreed between the parties, such racks to be installed in a commercially reasonable time frame. In the event that Customer determines to purchase additional racks pursuant to the terms of this Section 3.4, SAVVIS agrees that in accordance with the provisions of the last sentence of

         [**] CONFIDENTIAL TREATMENT REQUESTED

         Section 3.5 hereof, it will install such additional racks adjacent to the racks Customer currently has at the time Customer purchases such additional racks.

3.5 Customer may, at any time during the Term, submit a written request to SAVVIS requesting additional space ("ADDITIONAL SPACE") in the Premises. SAVVIS shall reasonably consider any such request in good faith and shall promptly notify Customer of its decision and in any event within thirty (30) days of Customer's request. SAVVIS shall consider any such request no less favorably than any request submitted by a third party. The parties shall agree in good faith the price for any such Additional Space which shall not be more than the price calculated on a per square foot basis being paid for the Space at the time of the Customer's request. Any Additional Space shall be provided in accordance with the provisions of this Agreement and shall be adjacent to the Space currently occupied by Customer at the time of Customers' request, unless the parties agree to the contrary. SAVVIS agrees that in order to provide Customer Additional Space which is adjacent to the Space currently occupied by Customer at the time of Customer's request, SAVVIS will first use all space that is not adjacent to the Space occupied by Customer for any purpose other than as required by Customer.

4.       PRICES AND PAYMENT TERMS

4.1 Customer shall pay SAVVIS a monthly fee equal to [**] (the "Monthly Fee"), for twenty five percent (25%) of the building space or 27,250 square feet, which area constitutes the Space as described on Exhibit A attached hereto. Billing for the Space shall commence on the Effective Date. All payments are due within thirty (30) days after the date of receipt by Reuters of such invoice. In no event shall Customer be obligated to pay for any real estate taxes, assessments or any other government imposition on the Premises or the underlying land. SAVVIS may charge Customer an interest rate equal to the lesser of [**] for any monthly fee not paid within such thirty-day period. All payments required by this Agreement are exclusive of any national, state, municipal or other governmental excise, sales, value-added and occupational taxes and other levies, all of which Customer shall be responsible for, and will pay in full, other than taxes based on SAVVIS' net income.

4.2 The Monthly Fee payable hereunder shall remain the same during the Initial Term of this Agreement. Prior to the end of the Initial Term and at the end of each subsequent Renewal Term, the Monthly Fee payable shall be reviewed by SAVVIS and adjusted effective on and from the fifth anniversary of the Effective Date ("ADJUSTMENT DATE"), to an amount equal to the lesser of (i) the product obtained by multiplying the then current Monthly Fee by a fraction, the numerator of which is the Consumer Price Index For All Urban Consumers, All Items for the St. Louis metropolitan area (1982-1984 = 100), published monthly or otherwise in the "Monthly Labor Review" of the Bureau of Labor Statistics of the United States Department of Labor ("CPI"), for the month preceding the month in which the

         [**] CONFIDENTIAL TREATMENT REQUESTED

         Adjustment Date falls, and the denominator of which is the CPI for the calendar month in which the Commencement Date occurs, and (ii) [**]. In no event shall the Monthly Fee as adjusted be less than the Monthly Fee for the previous twelve month period.

4.3 SAVVIS shall, within one hundred and twenty (120) days prior to the Adjustment Date, give Customer written notice of any such adjustment, and Customer shall commence paying the Monthly Fee as adjusted from the Adjustment Date.

4.4 In the event the CPI is discontinued and not replaced by a successor index by the Bureau of Labor Statistics, the adjustments to be made hereunder shall be made based upon a nationally recognized and accepted comparable statistical index meaning the cost of living for the City of St. Louis in order to carry out the intent of Section 4.2 hereof.

4.5 If Customer in good faith disputes the accuracy or legitimacy of any SAVVIS charge or invoice, Customer shall promptly notify SAVVIS of such dispute and pay any undisputed amount by the due date. The parties shall resolve any such dispute in accordance with the provisions of
         Section 14 below. Customer shall not be deemed to be in breach of this Agreement for non-payment if it is withholding payment of any amounts that are disputed in good faith and Customer has promptly provided a written statement to SAVVIS describing the basis of the dispute and the amount being withheld. SAVVIS shall not deny, suspend or restrict any Service pending the outcome of any billing dispute. Where resolution of any such dispute determines that Customer should pay the disputed amount, SAVVIS may charge Customer interest on such disputed amount from the due date to the dates such sum is actually paid at the then current LIBOR rate.

4.6 No more than once in any twelve (12) month period, Customer shall have the right (either itself and/or through its third party contractors) to conduct an audit to verify that Fees for the Services are being charged by SAVVIS in accordance with the terms of this Agreement (an "AUDIT"); provided that the compensation of any third party contractor performing an Audit shall not be contingent upon the results of such Audit. SAVVIS shall provide to Customer and its third party contractor reasonable facilities and access to the Premises during normal office hours, and such documents and information as Customer shall reasonably require for the purposes of the Audit, but in no event shall SAVVIS be required to provide Customer or its third party contractor with any Confidential Information of SAVVIS that is not necessary to properly conduct such Audit. Customer shall ensure that any third party contractor hired by Customer to perform an Audit shall execute a confidentiality agreement which protects the Confidential Information of each party to no lesser extent than as set out in Section 13 prior to the start of any Audit. If any Audit shows that Customer was actually charged Fees for the Services by SAVVIS that were more than [**] above what should have been

         [**] CONFIDENTIAL TREATMENT REQUESTED
         charged Customer by SAVVIS in accordance with the terms of this Agreement, then SAVVIS shall reimburse Customer for any reasonable fees paid by Customer for such Audit.

4.7 The Space is being provided to Customer in accordance with the description set out in Exhibit B. Customer, at its own cost and expense, shall have the right to install racks and such other equipment as is necessary to install the Customer Equipment, with the prior written consent of SAVVIS, which consent shall not be unreasonably withheld, conditioned or delayed. Customer shall be responsible for connecting electrical power to the Customer Equipment, which electrical power shall be separately metered. The parties shall mutually agree on the method to be used for measuring and metering the power.

4.8 Customer shall connect the Customer Equipment at the Premises to its carrier services by ordering such services through SAVVIS and the rates Customer shall pay to SAVVIS for such services shall in no event be greater than the actual amount of the rates charged to SAVVIS by its carriers, plus the cost of the administrative fees, as set forth on Exhibit B.

4.9 Customer agrees to reimburse SAVVIS for all reasonable repair or restoration costs associated with damage or destruction caused by Customer's personnel, its agents or its suppliers/contractors or Customer's visitors during the Term or as a consequence of its removal of the Customer Equipment or property installed in the Space. Customer shall not make any construction changes or material alterations to the interior or exterior portions of the Space, without obtaining SAVVIS' written approval for Customer to have the work performed or have SAVVIS perform the work, such approval not to be unreasonably withheld, conditioned or delayed. SAVVIS shall have the right to bid for construction or material alterations within the Premises and Space areas at rates to be negotiated between the parties hereto.

4.10 Customer's use of the Space, installation of Customer Equipment and access to the Premises shall at all times be subject to Customer's adherence to the reasonable security rules and rules of conduct notified by SAVVIS in advance to Customer in writing for the Premises. SAVVIS shall provide Customer with any documents, cards or other items necessary to permit Customer to have unfettered access in compliance with any such security requirements. Customer agrees not to erect any signs or devices to the exterior portion of the Space without submitting the request to SAVVIS and obtaining SAVVIS' written approval, such approval not to be unreasonably withheld, conditioned or delayed.

5.       INSURANCE

5.1 Customer agrees to maintain, at its expense, during the Term (i) Comprehensive General Liability Insurance in an amount not less than One Million Dollars ($1,000,000.00) per occurrence for bodily injury or property damage,

         (ii) Employers Liability in an amount not less than Five Hundred Thousand Dollars ($500,000.00) per occurrence, and (iii) Workers' Compensation in an amount not less than that prescribed by statutory limits. Prior to taking occupancy of the Space, Customer shall, at SAVVIS' reasonable written request, furnish SAVVIS with certificates of insurance and evidence of property which evidence the minimum levels of insurance set forth herein.

6.       TERMINATION

6.1      A SAVVIS "EVENT OF DEFAULT" shall be deemed to occur if:

         (a) SAVVIS has failed to a material degree to perform or comply with or has violated to a material degree any representation, warranty, term, condition or obligation of SAVVIS under this Agreement (including Services provided hereunder, which shall be provided in accordance with Exhibit B attached hereto), and SAVVIS has failed to cure such failure or violation within thirty (30) days after receiving notice thereof from Customer; or

         (b) other than as a result of a breach by Customer or the applicable member of the Customer Group, of the Network Services Agreement or of its Funding obligations made pursuant to any Funding Agreements, SAVVIS becomes the subject of a voluntary or involuntary bankruptcy which has not been dismissed for thirty (30) days, insolvency, reorganization or liquidation proceeding, makes an assignment for the benefit of creditors, or admits in writing that it is generally unable to pay its debts when due.

6.2 Customer shall have the right to terminate this Agreement, with no liability to SAVVIS other than for charges (less any applicable credits) for the Services provided prior to such termination, if (i) Customer provides ten (10) days prior written notice of its intent to terminate upon the occurrence of a SAVVIS Event of Default, or (ii) Reuters Limited terminates that certain Network Services Agreement, dated as of the date hereof, between Reuters Limited and SAVVIS Communications Corporation, pursuant to Section 15 thereof, or such Network Services Agreement otherwise terminates in accordance with its terms.

6.3      SAVVIS shall have the right to terminate this Agreement if:

         (a) Customer has failed to pay any invoice that is not the subject of a bona fide dispute within ten (10) Business Days of the date on which such payment is due and SAVVIS has provided Customer with written notice thereof; provided, that Customer shall have a further ten (10) Business Days from the expiration of the ten (10) Business Day period referred to immediately above to cure any such default;

         (b) Customer has failed to perform or comply with or has violated any material representation, warranty, term, condition or obligation of Customer under this Agreement, and Customer has failed to cure such failure or violation within thirty (30) days after receiving notice thereof from SAVVIS; or

         (c) Customer becomes the subject of a voluntary or involuntary bankruptcy which has not been dismissed for thirty (30) days, insolvency, reorganization or liquidation proceeding, makes an assignment for the benefit of creditors, or admits in writing that it is generally unable to pay its debts when due.

6.4 In the event of a casualty, SAVVIS shall be obligated to restore the Premises to their original condition, provided that if SAVVIS cannot reasonably restore the Premises in one hundred and twenty (120) days, Customer may terminate this Agreement without any further obligation to pay Monthly Fees beyond the amount accrued and prorated up to the date of termination. In the event that the Premises become the subject of a taking by eminent domain by any authority having such power or a transfer in lieu thereof (a "Condemnation"), then Customer may terminate this Agreement. If the Condemnation is temporary and Customer does not terminate this Agreement, then Monthly Fees shall be abated. If a condemnation does not affect the entire Premises and Customer does not terminate this Agreement, then SAVVIS shall be obligated to restore the remainder of the Premises and Monthly Fees shall be reduced to reflect the loss of square footage.

6.5 Upon termination or expiration of the Term, Customer agrees to remove within ninety (90) days the Customer Equipment and other property that has been installed by Customer or its agents. If this Agreement is terminated pursuant to Sections 6.1, 6.3 or 6.4 hereof prior to the end of a monthly period covered by the Monthly Fee, SAVVIS shall promptly refund to Customer a pro-rata portion of such Monthly Fee.

7.       WARRANTIES, REMEDIES AND DISCLAIMERS

7.1 SAVVIS shall, at SAVVIS' own expense, defend Customer against any and all claims that the Space used by Customer hereunder infringes on any third party's property or ownership, intellectual property or proprietary rights. SAVVIS shall, at SAVVIS' sole option, either (i) settle any such claim, (ii) secure valid rights for Customer's continued use or (iii) furnish equivalent Space that is not infringing and that can be used to satisfy the original specifications. This warranty and remedy by SAVVIS shall be valid only if (i) Customer gives SAVVIS prompt written notice upon its receipt of any such claim, (ii) Customer provides SAVVIS with all pertinent information in Customer's possession relative to such claim and (iii) SAVVIS shall have sole control over the settlement or defense of such claim.

7.2      SAVVIS warrants and represents that:

         (a) it has the authority to enter this Agreement and that it has the authority to grant the rights specified herein to Customer for the Space. The Customer Equipment shall not be deemed or become a fixture in the Premises;

         (b) the Services will be performed in a competent manner by personnel possessing all reasonable skills and experience; and

         (c) the Premises shall be maintained in good operating condition and in compliance with all applicable laws and regulations.

7.3 CUSTOMER ACKNOWLEDGES THAT NO REPRESENTATION HAS BEEN MADE BY SAVVIS AS TO THE FITNESS OF THE SPACE FOR CUSTOMER'S INTENDED PURPOSE OTHER THAN ITS USE AS CURRENTLY CONTEMPLATED IN THIS AGREEMENT. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS ARTICLE, THERE ARE NO WARRANTIES, WHETHER EXPRESS, IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE SPACE OR SERVICES COVERED OR FURNISHED PURSUANT TO THIS AGREEMENT.

8.       ASSIGNMENT OR TRANSFER

8.1 Subject to Section 2.5 hereof, neither party may assign this Agreement or all or part of its rights and obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.       MODIFICATION

9.1 This Agreement may be modified only by a written instrument signed by the party against which the modification is being enforced.

10.      PUBLICITY

10.1 Subject to Section 13 hereof, neither party shall disclose any of the terms and conditions of this Agreement without the prior written consent of the other. Customer shall also be permitted to refer to SAVVIS and SAVVIS' network and network connections in any of Customer's sales and marketing materials.

10.2 The parties hereto shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or other public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by legal counsel to such party; provided, however, that to the extent practicable, each party shall give prior notice to the other party of the content and timing of any such press release or other public statement prior to issuance.

11.      LIABILITY

11.1 SAVVIS shall maintain adequate insurance or remain covered by insurance taken out by its ultimate parent company in respect of its liabilities arising under or during this Agreement as follows:

         (a) in respect of liability, caused by defective equipment for death, or injury: unlimited per occurrence; and

         (b) in respect of liability, caused by defective products, for property damage: limited to $5,000,000 (five million) US Dollars or its equivalent per occurrence and, limited in all, in any one year to $10,000,000 (ten million) US Dollars.

11.2 Customer shall indemnify and hold harmless SAVVIS, and member of the SAVVIS Group, any member of the SAVVIS Group, and their respective officers and employees, servants and agents from and against any and all third party claims, cost, expenses or liability (including reasonable attorney's fees) arising out of Customer's use of the Space other than in accordance with the provisions of this Agreement.

11.3 Each party shall be liable to the other for damage to property and death or injury to persons if such damage, loss or injury is caused by the negligent or willful acts or omissions of such party, or its officers, employees, servants, agents, affiliates or contractors, or by the malfunction of any Equipment supplied or operated by said party.

11.4 SAVVIS will indemnify, defend and hold Customer harmless against (i) any claim, action or proceeding alleging that the Services or the use thereof as permitted in this Agreement infringes any third party copyright, or misappropriates a third party trade secret and (ii) any claim, action or proceeding by a third party alleging that the Services or the use thereof as permitted in this Agreement directly caused any bodily injury or damage to tangible property by a third party and SAVVIS agrees to pay all damages costs, liabilities or expenses incurred by the Customer resulting from such claim, action or proceeding (or settlements thereof), including reasonable attorney's fees. The foregoing obligation of SAVVIS does not apply to any infringement claim that results from any use of the Services other than as contemplated by this Agreement, or any modification of the Services by anyone other than SAVVIS or its nominee or by SAVVIS at the direction of Customer.

11.5 The party seeking indemnification hereunder (the "INDEMNITEE") shall provide the other party (the "INDEMNITOR") with: (i) prompt written notice of any claim subject to indemnification; provided, however, the Indemnitor shall not be required to indemnify Indemnitee to the extent any delay in providing such notification increases the amount of any such claim; and (ii) reasonable assistance to defend or settle such claim at the Indemnitor's expense. The Indemnitee agrees that the Indemnitor shall have sole control of the defense and all related settlement negotiations of such claim provided that the Indemnitor shall not agree to any settlement or compromise that imposes any obligation or liability on the Indemnitee without the Indemnitee's prior written consent.

11.6 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY, NOR ITS AFFILIATES, SUBSCONTRACTORS OR AGENTS SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWSOEVER ARISING INCLUDING BUT NOT LIMITED TO, ANY DAMAGES FOR LOST TIME, INCOME, REVENUE, CLIENTS, GOODWILL, PROFITS OR OTHER SIMILAR ITEMS, OR FOR ANY BUSINESS INTERRUPTION OF ANY KIND, EVEN IF THE OTHER PARTY, ITS AFFILIATES, SUBCONTRACTORS OR AGENTS HAS BEEN INFORMED IN ADVANCE OR HAS KNOWLEDGE (ACTUAL OR CONSTRUCTIVE) THAT SUCH DAMAGES MIGHT BE INCURRED.

12.      INTELLECTUAL PROPERTY RIGHTS

12.1 All copyright, design rights, database rights, patents, trade marks, mask work rights, moral rights, know how, trade secrets confidential information and any other intellectual property rights, whether registered or unregistered rights or applications for registration and all rights which exist in any part of the world and any related goodwill in Services are either licensed to or are the property of SAVVIS or its sub-contractors, and nothing contained in this Agreement shall be deemed to convey title or any ownership interest therein to Customer, unauthorized users, or any other third party.

12.2 All copyright, design rights, database rights, patents, trade marks, moral rights, know how, confidential information and any other intellectual property rights, whether registered or unregistered rights or applications for registration and all rights which exist in any part of the world and any related goodwill in the customer materials and Customer Equipment are either licensed to or are the property of Customer, and nothing contained in this Agreement shall be deemed to convey title or any ownership interest therein to SAVVIS unauthorized users, or any other third party.

13.      CONFIDENTIALITY

13.1 During the Term and for a period of five (5) years from the date of its expiration or termination (including all extensions thereof), each party agrees to maintain in strict confidence all Confidential Information received by it from the other party. Neither party shall, without prior written consent of the other party, use the other party's Confidential Information for any purpose other than for the performance of its duties and obligations, and the exercise of its rights, under this Agreement. Each party shall use, and shall cause all authorized recipients of the other party's Confidential Information to use, the same degree of care to protect the other party's Confidential Information as it uses to protect its own Confidential Information, but in any event not less than a reasonable degree of care.

13.2 Notwithstanding Section 13.1 hereof, either party may disclose the Confidential Information of the other party to: (a) in the case of Customer, its employees and the employees, directors and officers of the Customer Group solely as necessary to implement this Agreement; or
         (b) in the case of SAVVIS, its employees and the employees, directors and officers of the SAVVIS Group solely as necessary to implement this Agreement and (c) other persons (including counsel, consultants, lessors or managers of facilities or equipment used by such party) in need of access to such information for purposes specifically related to either party's responsibilities under this Agreement, provided that any disclosure of Confidential Information under clause (c) of this Section
         13.2 shall be made only subject to the appropriate assurances that the recipient of such information shall hold in strict confidence.

13.3 Upon the request of the party having proprietary rights to Confidential Information, the party in possession of such information shall promptly return it (including any copies, extracts, and summaries thereof, in whatever form and medium recorded) to the requesting party or, with the other party's prior written consent, shall promptly destroy it and provide the other party with written certification of such destruction.

13.4 Either party may request in writing that the other party waive all or any portion of the requesting party's responsibilities relative to the other party's Confidential Information. Such waiver request shall identify the affected information and the nature of the proposed waiver. The recipient of the request shall respond within a reasonable time and, if it determines, in its sole discretion, to grant the requested waiver, it will do so in writing over the signature of an employee authorized to grant such request. Any failure by a party not to respond to such request will not be deemed approval of such request.

13.5 Reuters and SAVVIS acknowledge that any disclosure or misappropriation of Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be difficult to determine, thus potentially making any remedy at law or in damages inadequate. Each party, therefore, agrees that the other party shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Section and for any other appropriate relief. This right shall be in addition to, and not in lieu of, any other remedy available in law or equity.

13.6 Notwithstanding the foregoing, this Section will not apply to any information which a party can demonstrate was:

         (a)      at the time of disclosure to it, in the public domain;

         (b) after disclosure to it, published or otherwise became part of the public domain through no fault of the party;

         (c) in the possession of the receiving Party at the time of disclosure to it;

         (d) received after disclosure to it from a third party who had a lawful right to disclose such information to it; or

         (e) independently developed by it without reference to Confidential Information of the other party.

13.7 A party requested or ordered by a court or other governmental authority of competent jurisdiction to disclose another party's Confidential Information shall notify the other party in advance of any such disclosure to afford the other party the opportunity to seek any protections against such disclosure as may be available. Absent the other party's consent to such disclosure, such party will use its best efforts to resist, and to assist the other party in resisting, such disclosure, including without limitation using its best efforts to obtain a protective order or comparable assurance that the Confidential Information so provided will be held in confidence and not further disclosed to any other person, absent the owner's prior consent. Any Confidential Information that may be required to be disclosed shall remain Confidential Information as between the parties hereto.

13.8 Notwithstanding any provisions of this Agreement to the contrary, either party may disclose the terms and conditions of this Agreement in the course of a due diligence review performed in connection with prospective debt financing or equity investment by, or a sale to, a third party, so long as the persons conducting such due diligence review have agreed to maintain the confidentiality of such disclosure and not to use such disclosure for any purpose other such due diligence review.

14.      DISPUTE RESOLUTION

14.1 In the event that any dispute between SAVVIS and Reuters arises from or concerns in any manner the subject matter of this Agreement, each party will attempt, in good faith, to resolve such dispute through discussion between its employees in the following order: first, within five (5) days following receipt of any written request by a member of the Reuters Group or SAVVIS, as the case may be, of a dispute hereunder (a "DISPUTE NOTICE"), the Relationship Manager of each of SAVVIS and the Reuters Group shall attempt to resolve the dispute; in the event the Relationship Managers are unable to resolve such dispute within ten (10) days following receipt of a Dispute Notice, then, the manager in charge of Reuters Global Operations and the comparative executive of SAVVIS shall meet in person to resolve such dispute; and finally in the event the respective managers of Reuters Global Operations and the comparative-level executive at SAVVIS are unable to resolve such dispute within twenty-five (25) days following receipt of a Dispute Notice, then the Chief Operating Officer of the Reuters Group and the Chief Operating Officer of SAVVIS shall meet in person or by other agreed means to resolve such dispute. If the respective Chief Operating Officers cannot resolve the dispute within ten (10) days following such dispute being submitted to such Chief Operating Officers, the parties may proceed to litigation of such unresolved dispute as provided under this Agreement. Any meetings between the employees set forth above may occur in New York, New York, if such meeting is to be in person, or may occur via telephone or videoconference, as the parties may mutually determine.

14.2 Any litigation brought arising from or concerning in any manner the subject matter of this Agreement shall be brought in the state and federal courts of the County of New York, State of New York. Each of the parties hereby submits itself to the jurisdiction and venue of such courts for purposes of any such litigation. Reuters hereby appoints the General Counsel, Reuters America Inc. at its principal place of business in New York, New York, and SAVVIS hereby appoints CT Corporation System at its principal place of business in New York, New York, in each case, respectively, as such party's authorized agent to accept and acknowledge on such party's behalf service of any and all process that may be served in any such litigation. Any and all service of process and any other notice in any such litigation shall be effective against the other party hereto if given personally, or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on such party's authorized agent with a copy of such process mailed to such party by first class mail or registered or certified mail, postage prepaid and return receipt requested, at its address as set forth herein or at such other address as it may furnish to the other party. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law.

15.      GENERAL

15.1 This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and permitted assigns.

15.2 This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

15.3 All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the second
         (2nd) Business Day after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to Reuters:     Reuters Limited
                                     85 Fleet Street
                                     London, EC4P 4AJ
                                     Attention: Head of Vendor Relations and
                                     Communications

                  With copy to:      General Counsel
                                     Reuters Limited
                                     85 Fleet Street
                                     London, EC4P 4AJ
                                     +44 20 7542 5896 (fax)

                  If to SAVVIS:      SAVVIS Communications Corporation
                                     12851 Worldgate Drive
                                     Herndon, Virginia  20170
                                     (703) 234-8374 (fax)
                                     Attention: Executive Vice President,
                                     Strategic Development and Business Planning

                  With a copy to:    Legal Department
                                     717 Office Parkway
                                     St. Louis, Missouri  63141
                                     (314) 468-7550 (fax)

15.4 Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

15.5 The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a party would otherwise possess at law, in equity, by statute or otherwise. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

15.6 Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

15.7 Each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

15.8 The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

15.9 Each party shall cooperate and take such actions as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

15.10 Nothing in this Agreement shall be construed to create a joint venture, partnership or agency relationship between SAVVIS or any member of the SAVVIS Group and any member of the Reuters Group. Except as expressly provided herein with respect to the matters addressed in this Agreement, neither SAVVIS nor Reuters is authorized to represent, bind, obligate or contract on behalf of the other, nor is this Agreement intended to create an exclusive relationship between SAVVIS and any member of the Reuters Group.

15.11 This Agreement (including the Schedules referred to herein) constitutes the complete and exclusive understanding between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, regarding the subject matter herein, including, without limitation that certain Services Agreement Term Sheet, dated as of May 21, 2001, between Reuters and SAVVIS.

15.12 In no event shall either party be liable to the other for any failure to perform its obligations hereunder that is due to war, riots, embargoes, strikes or other concerted acts of workers (excluding those of the Customer or SAVVIS), casualties, accidents or other causes to the extent that such failure and the consequences thereof are reasonably beyond the control and without the fault or negligence of the party claiming excuse. Each party shall use reasonable efforts to mitigate the extent of any failure to perform and the adverse consequences thereof.

15.13 If SAVVIS cannot promptly provide a suitable temporary alternative to all or part of the Space subject to an interruption in connection with the existence of a force majeure condition, Reuters may, at its option and at its own cost, contract with one or more third parties for the affected portion Space for the shortest commercially available period likely to cover the reasonably expected duration of the interruption, SAVVIS shall not charge Reuters for the affected Space thus suspended during the period of suspension. SAVVIS shall resume provision of the suspended portion of the Space upon the later of the termination or expiration of Reuters' legally binding commitments under contracts with third parties for alternative services or the cessation or remedy of the force majeure condition.

15.14 In the event that a force majeure condition shall continue for more than sixty (60) days, Reuters may terminate the affected portion of the Space with no further liability to SAVVIS other than for obligations incurred with respect to such affected portion prior to the occurrence of the force majeure condition.

15.15 The consequences arising from existence and continuation of a force majeure condition shall be deemed not to constitute a breach by ether party hereto of any representations, warranties or covenants hereunder.

15.16 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, as such laws are applied to agreements made, entered into, performed entirely within New York by New York residents without regard to the actual residence or domicile of the parties and without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

15.17 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                    [SIGNATURE PAGE TO CO-LOCATION AGREEMENT]


         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


SAVVIS COMMUNICATIONS               REUTERS AMERICA INC
CORPORATION

By:      /s/ Matthew Fanning               By:      /s/ Graham John Albott
         __________________________             ________________________________
Title:   Executive Vice President          Title:  President Business Technology
         Strategic Development and                 Group
         Business Planning

Address: 717 Office Parkway                Address: The Reuters Building
         St. Louis, MO 63141                        3 Times Square
                                                    New York, NY  10036

                                    EXHIBIT A
                                    ---------

                             DESCRIPTION OF THE LAND

Lot 1 of Mallinckrodt HO Campus according to plat thereof recorded in Plat Book 347 page 548 of the St. Louis County Records.


                            DESCRIPTION OF THE SPACE

St. Louis Hosting Center
587, MCDONNELL BLVD
ST.  LOUIS, MO

SUMMARY
Completely diverse electrical system N + 1 redundancy mechanically and electrically 202Oracks Single point entry 24 X 7 security personnel Stringent weekly maintenance program

         B. SECURITY
Perimeter Fence
4 feet reinforced concrete wall with 8' wrought iron
Crash and rollover resistant fence
Fiber optic vibration sensors on fence
Sliding steel entrance gate
Department of Defense crash barrier rating
Two (2) pan-tilt-zoom surveillance cameras focused on the entrance gate
Card access through gate
Carrier manhole intrusion detector - buried fiber optic detection loop
Eight (8) perimeter surveillance cameras - 360 degree
Pan/Tilt/Zoom
Perimeter lighting
Single point entry
24 Hour pre-notification for access for first time visit
Visitor escort at all times
Entry log maintained by access control
Card access to building
Metal detection at front entrance & X-ray machines at each entrance
Manually controlled floor to ceiling single man turnstile access to lobby and handicap door 24 X 7 security personnel
Secure safe for personal possessions
340 Fixed surveillance cameras 90 Days of digital tape back-up video Bio-metric access device to collocation area
Card access to all critical areas
Smart Card access to Intelligent Racks

         C. FIRE SUPPRESSION
Fire Alarm and Detection
Fully addressable fire alarm system
FM 200 in collocation area Double inter-locked pre-action system
Full smoke exhaust system
VESDA -Very Early Smoke Detection Apparatus

         D. ELECTRICAL
N + 1 Redundancy
A / B side redundancy
Two (2) - 12.47 KVA Separate utility feeds
Four (4) - 2500 KVA Service transformers
Four (4) - 2000 KW Generator system
20,000 Diesel fuel storage system
40 Hour fuel supply
Two (2) - 2500 KVA parallel redundant
UPS Systems
15 Minutes of battery back-up
36 - 125 KVA Static switch PDU's
Two (2) - 20 Amp, single pole position breaker per rack
Master label lightning protection system
TVSS on incoming utility service
Standard IEEE grounding system

         E. MECHANICAL
4 - 300 Ton air-cooled chillers
21 - Built-up air handling units
800,000 CFM of laminar flow
Primary and secondary pumps
Primary and secondary boilers

         F. CONTROLS & Monitoring
Trending electrical metering equipment
Griusial event.-c-ec.,ding
Complete facility electrical monitoring
Complete building control systems
24 Hour staffed monitoring
Remote monitoring capabilities

         G. FIBER
Two diverse points of entries
Two diverse paths
For each carrier

         H. BUILDING CHARACTERISTICS
Base-isolated (Earthquake & Vibration Resistant)

Seismic Zone 4 (San Francisco, Los Angeles)
High Wind Event Resistant - Meets Dade County (Miami, FL) Wind Requirements 109,000 Square Feet

Prohibited Items
Food or beverages
Photographic or recording equipment
Electromagnetic devices
Loose jewelry
Tool belts
Loose change

                                    EXHIBIT B
                                    ---------

                             DESCRIPTION OF SERVICES

Utilities (not including Electrical Power): Includes Gas service, water service, sewer service and trash hauling.

Critical Data Center Systems: All critical systems will be repaired and maintained including the Generators, UPS/PDU systems, HVAC Chillers, Automatic Transfer Switch, Fire Detection Systems, and the Electrical systems.

Janitorial: Nightly cleaning (Monday-Friday) of common area within the Data Center.

General building systems: Includes maintenance of all building systems within the common areas of the data center including, Electrical distribution, HVAC, Plumbing, Elevator and Life safety components.

General building maintenance: Includes maintenance of the building including painting, roof repairs, pest control and other similar items associated with maintaining the building.

Security Systems Maintenance: Includes repairs and maintenance of the security systems including X-rays machines, surveillance cameras, entrance gate, biometric scanner, and other miscellaneous security systems within the data center.

Taxes and Insurance: SAVVIS shall pay all real estate taxes, assessments or government impositions of any kind assessed for the Premises or the underlying land, and SAVVIS shall carry reasonable and customary property insurance on the Premises.

Property Management/Staffing Fees: 1) Maintenance which includes one (1) full-time on-site maintenance technician, 2) Critical Systems Engineer which includes one (1) full-time on-site critical systems engineer, and 3) Security which includes four (4) full time persons 24 x 7 during Monday through Friday on Day, three (3) full time persons 24 x 7 during Monday through Friday on Evening shifts and two (2) full time persons 24 x 7 on Midnight and all weekend shifts.

                                     PRICING

                          ST. LOUIS DATA CENTER PRICING


(1) Pricing requires a minimum [**] installed concurrently. Each Rack includes:
       [**]
       [**]
       [**]
       [**]
(2)    [**]


[**] CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT C
                                    ---------

                               SAVVIS COMPETITORS

[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]



[**] CONFIDENTIAL TREATMENT REQUESTED